     As filed with the Securities and Exchange Commission on April 24, 1998

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                GERON CORPORATION
             (Exact Name of Registrant as specified in its charter)

       DELAWARE                                         75-2287752
(State of incorporation)                   (I.R.S. Employer Identification No.)

                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                RONALD W. EASTMAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                GERON CORPORATION
                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               EDGAR B. CALE, III
                                VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                               2800 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 854-4488
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
    ---------------------------------------------------------------------------------------------------------
                                     Amount         Proposed maximum    Proposed maximum
    Title of each class of            to be         offering price        aggregate            Amount of
    securities to be registered    registered(1)       per share(2)     offering price(2)   registration fee
    ---------------------------------------------------------------------------------------------------------
        Common Stock,               1,993,355            $11.06           $22,046,506          $6,503.72
      $0.001 par value               shares
    ---------------------------------------------------------------------------------------------------------

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 1,993,355 shares issuable upon conversion of 15,000 shares of Series A Convertible Preferred Stock. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 150% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Convertible Preferred Stock (based on a conversion price of $11.28 which is 105% of the average of the lowest five (5) consecutive closing bid prices of the Common Stock reported on the Nasdaq National Market for the twenty (20) trading days ending April 22, 1998). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq National Market on April 22, 1998 in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS                                                 Subject to Completion
                                                                  April 24, 1998
                                1,993,355 SHARES
                                GERON CORPORATION
                                  COMMON STOCK
                               -------------------

        This Prospectus covers up to (i) 1,993,355 shares of Common Stock, $0.001 par value (the "Common Stock" or the "Common Shares"), of Geron Corporation ("Geron" or the "Company") and (ii) in accordance with Rule 416, such indeterminate number of additional Common Shares issuable upon conversion of or in respect of the Series A Preferred Shares (as defined below) as a result of stock splits, stock dividends and antidilution provision (including floating rate conversion prices) (collectively, the "Shares"), which may be offered and sold from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales.

        The Shares were issued, or are issuable, to the Selling Stockholders upon conversion of 15,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock" or "Series A Preferred Shares") that were issued pursuant to a private placement on March 27, 1998 (the "Private Placement"). For additional information concerning the Private Placement, see "Issuance of Common Stock to Selling Stockholders."

        The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest intend to sell the Common Shares offered hereby from time to time in one or more transactions (which may involve block transactions) effected on the Nasdaq Stock Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in privately negotiated transactions, through the writing of options on the Shares, short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly, through broker-dealers, underwriters or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). The Company will bear all expenses with respect to the offering of the Common Stock, except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Stockholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

        The Company's Common Stock is traded on The Nasdaq National Market under the symbol "GERN." The last reported sales price of the Common Stock on The Nasdaq National Market on April 22, 1998 was $11.00 per share.

                               -------------------

                  SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR
         INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               -------------------

        The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" (within the meaning of the Securities Act of

1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Stockholders.

                               -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               -------------------

                  THE DATE OF THIS PROSPECTUS IS APRIL __, 1998

        No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed on March 31, 1998;

        (2)  The Company's Current Report on Form 8-K, as filed on April 2,
             1998;

        (3) The Company's definitive Proxy Statement for the 1998 Annual Meeting, as filed on April 6, 1998;

        (4) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, as filed on June 13, 1996, including any amendment thereto or report filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to David L. Greenwood, Chief Financial Officer, Geron Corporation,
230 Constitution Drive, Menlo Park, California 94025 or by telephone at (650) 473-7700.

                                   THE COMPANY

        Geron Corporation is a biopharmaceutical company focused on discovering and developing therapeutic and diagnostic products based upon common biological mechanisms underlying cancer and other age-related diseases. As the pioneer in researching these mechanisms, the Company focuses on telomeres, which are structures at the ends of chromosomes that the Company has shown to act as a molecular "clock" of cellular aging, and telomerase, an enzyme which appears to stop the "clock" and confers cellular immortality. The Company and its collaborators have established that these mechanisms play a role in cancer and many other age-related diseases and conditions, and thus the Company believes it has a broadly applicable, proprietary platform for discovering and developing novel small molecule therapeutics and diagnostics for such diseases. The most advanced of the Company's three therapeutic programs is in the area of telomerase inhibition for the treatment of cancer. Geron intends to build upon its leadership position in the field of telomere biology and telomerase regulation by selectively collaborating with pharmaceutical companies and research institutions and intends to protect its leadership position by building an extensive patent portfolio. The Company owns eight issued United States patents and 53 United States patent applications and has licensed 18 issued United States patents and 49 United States patent applications.

        Geron Corporation was incorporated in 1990 under the laws of Delaware. The Company's principal executive offices are located at 230 Constitution Drive, Menlo Park, California, and its telephone number is (650) 473-7700. As used in this Prospectus, the "Company" and "Geron" refer to Geron Corporation, a Delaware corporation, and its subsidiaries.

                                  RISK FACTORS

        This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward- looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

TECHNOLOGICAL UNCERTAINTY

   The study of the mechanisms of cellular aging and cellular immortality, including telomere biology and telomerase, is a relatively new area of research, and there can be no assurance that this research will lead to the discovery or development of any therapeutic or diagnostic product. If and when potential lead drug compounds or product candidates are identified through the Company's research programs, they will require significant preclinical and clinical testing prior to regulatory approval in the United States and elsewhere, and there can be no assurance that any of these efforts will result in a product that can be marketed. Because of the significant additional scientific, regulatory and commercial milestones that must be reached for the Company's research programs to be successful, there can be no assurance that any program will not be abandoned after significant resources have been expended. The abandonment of any research program could have a material adverse effect on the Company.

   As a result of its drug discovery efforts to date, the Company has identified compounds in in vitro studies that demonstrate potential for inhibiting telomerase in vivo. However, additional development efforts will be required prior to the selection of a lead compound for preclinical development and clinical trials as a telomerase inhibitor for cancer. If and when selected, a lead compound may prove to have undesirable and unintended side effects or other characteristics affecting its efficacy or safety that may prevent or limit its commercial use. For example, telomerase is active in reproductive cells and transiently expressed in certain hematopoietic (blood) and gastrointestinal cells. There can be no assurance that any product based on the inhibition of telomerase will not adversely affect such cells and result in unacceptable side effects. In addition, it is expected that telomerase inhibition will have delayed efficacy as telomeres resume normal shortening and, as a result, will in most cases, be used in conjunction with other cancer therapies. There can be no assurance that the delayed efficacy of a telomerase inhibitor will not have a material adverse effect on the preclinical and clinical development, ability to obtain regulatory approval or marketability of a telomerase inhibitor for the treatment of cancer. The abandonment of the Telomerase Inhibition and Detection program would have a material adverse effect on the Company.

   With respect to the development and commercial application of the Company's proprietary telomerase detection technology, there is, as yet, insufficient clinical data to confirm its full utility to diagnose, prognose, monitor patient status and screen for cancer. Although the Company's licensees, Oncor, Boehringer Mannheim, Kyowa Medex and PharMingen have commenced the sale of kits for research use, additional development work and regulatory consents will be necessary prior to the introduction of tests for clinical use.

   With respect to the Company's Genomics of Aging program, the Company has identified certain genes that are expressed differentially in senescent cells versus replicatively young cells. However, the Company has not identified any lead compounds that have been demonstrated to modulate such gene expression, and there can be no assurance that any such lead compound will be discovered or developed. The part of the Company's Genomics of Aging program that is designed to modulate telomere length is at an early stage of development. While telomere length and replicative capacity have been extended in vitro, there can be no assurance that the Company will discover a compound that will modulate telomere length or increase replicative capacity effectively for clinical use. The Company's Primordial Stem Cell program is also at an early stage. While primate Primordial Stem ("PS") cells have been isolated and allowed to expand and differentiate into numerous cell types, there can be no assurance that the Company's efforts to isolate the human primordial stem cell and develop products therefrom will result in any commercial applications.

   The Company may become aware of technology controlled by third parties that is advantageous to the Company's programs. There can be no assurance that the Company will be able to acquire or license such technology on reasonable terms, if at all. In the event that the Company is unable to acquire such technology, the Company may be required to expend significant time and resources to develop similar technology, and there can be no assurance that it will be successful in this regard. If the Company cannot acquire or develop necessary technology, it may be prevented from pursuing certain business objectives. Moreover, a competitor of the Company could acquire or license such technology. Any such event could have a material adverse effect on the Company.

EARLY STAGE OF DEVELOPMENT

   Geron is at an early stage in the development of therapeutic and diagnostic products. The Company has not yet selected a lead compound for any of its drug development programs. In order to identify and select such a compound, it must have access to sufficient numbers of chemical compounds and resources, of which there can be no assurance. Products that may result from the Company's research and development programs are not expected to be commercially available for a number of years, if at all. The Company's program to identify a telomerase inhibitor is currently at the drug discovery stage, while the Company's other programs are currently focused on research efforts prior to drug discovery or preclinical development. It is difficult to predict when, if ever, the Company will select a lead compound for drug development as a telomerase inhibitor. In addition, there can be no assurance that the Company's other programs will move beyond their current stage. Assuming the Company's research advances and the Company is able to identify and select a lead compound for telomerase inhibition, certain preclinical development efforts will be necessary to determine whether the potential product has sufficient safety to enter clinical trials. If such a potential product receives authorization from the United States Food and Drug Administration (the "FDA") to enter clinical trials, then it will most likely be subjected to a multiphase, multicenter clinical study to determine its safety and efficacy. It is not possible to predict the length or extent of clinical trials or the period of any required patient follow-up. Assuming clinical trials of any potential product are successful and other data are satisfactory, the Company will submit an application to the FDA and appropriate regulatory bodies in other countries to seek permission to market the product. The review process at the FDA is substantial and lengthy, and there can be no assurance that the FDA will approve the Company's application or will not require additional clinical trials or other data prior to approval. Furthermore, even if such approval is ultimately obtained, delays in the approval process could have a material adverse effect on the Company. In addition, there can be no assurance that any potential product will be capable of being produced in commercial quantities at a reasonable cost or that such product will be successfully marketed. Based on the foregoing, the Company does not anticipate being able to commence marketing of any therapeutic products for a period of years, if at all. There can be no assurance that any of the Company's product development efforts will be successfully completed, that regulatory approvals will be obtained, or that the Company's products, if any, will achieve market acceptance.

DEPENDENCE ON STRATEGIC AND RESEARCH COLLABORATIONS

   The Company's strategy for the development, clinical testing and commercialization of its products includes entering into collaborations with corporate partners, licensors, licensees and others, and the Company is dependent upon the subsequent success of these other parties in performing their respective responsibilities. The success of any collaboration depends on the continued cooperation of its partners, as to which there can be no assurance. The amount and timing of resources to be devoted to activities by its collaborators are not within the direct control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any benefits from such arrangements. There can also be no assurance that the Company's current collaborators or any future collaborators will not pursue existing or alternative technologies in preference to those being developed in collaboration with the Company.

   The Company currently has no manufacturing infrastructure and no marketing or sales organization, and intends to rely in substantial part on its current and future strategic partners for the manufacture of any product and the principal marketing and sales responsibilities for any such product. To the extent the Company chooses not to or is unable to establish such arrangements, the Company will require substantially greater capital to undertake its own manufacturing, marketing and sales of any product.

   In April 1995, the Company entered into a License and Research Collaboration Agreement with Kyowa Hakko (the "Kyowa Hakko Agreement") for the development and commercialization in certain Asian countries of a telomerase inhibitor for the treatment of cancer. Under the collaboration, Kyowa Hakko provides certain funding for the Company's research and development activities and is responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses in the covered territory. The Kyowa Hakko Agreement provides that Kyowa Hakko will not pursue research and development independent of its collaboration with Geron with respect to telomerase inhibition for the treatment of cancer in humans until April 7, 2000, at the earliest. The Kyowa Hakko Agreement also provides in general that, while Geron exercises significant influence during the research phase, Kyowa Hakko exercises significant influence during the development and commercialization phases of the collaboration. In March 1997, the Kyowa Hakko Agreement was amended to extend its term until April 2000 and to make certain other changes in connection with the signing of the Pharmacia & Upjohn Agreement (as defined below).

   On March 23, 1997 the Company signed a License and Research Collaboration Agreement (the "Pharmacia & Upjohn Agreement") with Pharmacia & Upjohn, S.p.A. to collaborate in the discovery, development and commercialization of a new class of anticancer drugs that inhibit telomerase. Under the collaboration, Pharmacia & Upjohn will provide certain funding of the Company's research and development activities and will be primarily responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses. Geron has certain promotion rights with corresponding clinical expense obligations. As with the Kyowa Hakko Agreement, the Company exercises significant influence during the research phase of the collaboration while Pharmacia & Upjohn will exercise significant influence during the development and commercialization phases of the collaboration. Through the Pharmacia & Upjohn and Kyowa Hakko Agreements, the Company has granted to Pharmacia & Upjohn and Kyowa Hakko exclusive worldwide rights to its telomerase inhibition technology, with exception to certain antisense, gene therapy and vaccine technologies outside Asia, for the treatment of cancer in humans. If and when a telomerase inhibitor is selected for development and commercialization under the Agreements, the Company will be significantly dependent upon the activities of Pharmacia & Upjohn and Kyowa Hakko for the successful commercialization of such product. Any failure of Pharmacia & Upjohn and Kyowa Hakko to develop or commercialize a telomerase inhibitor (if and when selected) will have a material adverse effect on the Company.

   In December 1997, the Company entered into a License, Product and Marketing Agreement with Boehringer Mannheim to develop and market research and clinical diagnostic products to study and diagnose cancer on an exclusive, worldwide basis. Under the collaboration Boehringer Mannheim will provide reimbursement for research previously conducted and will be primarily responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses. In addition, the Company is entitled to receive future payments upon achievement of certain contractual milestones relating to level of product sales, as well as royalties on product sales. Further, the Company has an option to exercise certain co-promotion rights in the United States. If and when a telomerase-based diagnostic kit is developed and commercialized under the agreement with Boehringer Mannheim, the Company will be significantly dependent upon the activities of Boehringer Mannheim for the successful manufacturing and commercialization of such product.

   The Company has also entered into licensing arrangements with several diagnostic companies for the Company's telomerase detection technology. However, because these licenses are limited to the research-use-only market, such arrangements are not expected to generate significant commercial revenues.

   There can be no assurance that the Company will be able to negotiate additional strategic arrangements in the future on acceptable terms, if at all, or that such strategic arrangements will be successful. In the absence of such arrangements, the Company may encounter significant delays in introducing any product or find that the research, development, manufacture, marketing or sale of any product is adversely affected. In the event that the Company does not enter into such arrangements, it may be materially adversely affected.

   The Company has relationships with collaborators and scientific advisors at academic and other institutions, some of whom conduct research at the Company's request. These collaborators and scientific advisors are not employees of the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. The Company has limited control over the activities of these collaborators and advisors and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities.

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNCERTAINTY OF PATENT PROTECTION

   Protection of the Company's proprietary compounds and technology is important to the Company's business. The Company owns eight issued United States patents and over 53 United States patent applications and has licensed 18 issued United States patents and over 49 United States patent applications, as well as international filings under the Patent Cooperation Treaty and pending foreign national patent applications corresponding to certain of these United States applications. Geron's success will depend in part on its ability to obtain and enforce its patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. There can be no assurance that the Company will continue to develop products or processes that are patentable or that patents will issue from any of the pending applications, including even allowed patent applications. There can also be no assurance that the Company's current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Because (i) patent applications in the United States are maintained in secrecy until patents issue, (ii) patent applications are not generally published until many months or years after they are filed and (iii) publication of technological developments in the scientific and patent literature often occurs long after the date of such developments, the Company cannot be certain that the inventors on its or its licensors' patents and patent applications were the first to invent the inventions disclosed in the patent applications or patents or that it or its licensors were the first to file patent applications for such inventions. Patent prosecution to issue patents and litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming even if the outcome is favorable to the Company. If the outcome of patent prosecution or litigation is unfavorable to the Company, the Company could be materially adversely affected.

   Patent law relating to the scope and enforceability of claims in the fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from each of the United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. The Company is aware of certain patent applications and patents that have been filed by others with respect to telomerase and telomere length technology. In addition, there are a number of issued patents and pending applications owned by others directed to differential display, stem cell and other technologies relating to the Company's research, development and commercialization efforts. There can be no assurance that the Company's technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by the Company or its licensors. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies to those of the Company, duplicate any of the Company's technologies or design around the patented technologies developed by the Company or its licensors, any of which may have a material adverse effect on the Company.

   The commercial success of the Company depends significantly on its ability to operate without infringing patents and proprietary rights of others. There can be no assurance that the Company's technologies do not and will not infringe the patents or proprietary rights of others. In the event of such infringement, the Company may be enjoined from pursuing research, development or commercialization of its potential products or may be required to obtain licenses to these patents or other proprietary rights or to develop or obtain alternative technologies. There can be no assurance that the Company will be able to obtain alternative technologies or any required license on commercially favorable terms, if at all, and if any such license is or alternative technologies are not obtained, the Company may be delayed or prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain or delay in obtaining alternative technologies or a license to any technology that it may require to develop or commercialize its products may have a material adverse effect on the Company. Also, the Company may be subject to claims or litigation as a result of entering into a license. In this regard, the Company signed a licensing and sponsored research agreement relating to its Primordial Stem Cell program with The Johns Hopkins University School of Medicine ("JHU") on August 1, 1997, after having been informed by a third party that the Company and JHU would violate the rights of that third party and another academic institution with which that third party claimed to be affiliated by way of contract (collectively "Third Party") in doing so. After a review of the correspondence with the Third Party and JHU as well as related documents, including an issued U.S. patent, the Company believes that the Third Party's claims, if asserted, would fall into three general categories: patent infringement, misuse of confidential information and breach of contract. The Company believes that it and JHU have substantial defenses to any claims that might be asserted by such Third Party and has provided indemnification to JHU relating to such potential claims. However, any litigation resulting from this matter may divert significant resources, both financial and otherwise, from the Company's research programs and there can be no assurance that the Company would be successful in any such litigation. If the outcome of any such litigation is unfavorable to the Company, the Company could be materially and adversely affected.

   Litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of the Company's or another's proprietary rights. The Company could incur substantial costs if litigation is required to defend itself in patent suits or other intellectual property litigation brought by others or if Geron initiates such suits. There can be no assurance that the Company's issued or licensed patents would be held valid or infringed in a court of competent jurisdiction or that a patent held by another will be held invalid or not infringed in such court. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities to other parties, require disputed rights to be licensed from other parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.

   Geron also relies on trade secrets to protect its proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. Geron attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

   The Company is party to various license agreements which give it rights to use certain technologies in its research, development and commercialization activities. Disputes have arisen and may continue to arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by the Company and its licensors, research collaborators and consultants. There can be no assurance that the Company will be able to continue to license such technologies on commercially reasonable terms, if at all, or to maintain the exclusivity of its exclusive licenses. The failure of the Company to maintain exclusive or other rights to such technologies could have a material adverse effect on the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

   The Company will require substantial capital resources in order to conduct its operations. The Company's future capital requirements will depend on many factors, including, among others, continued scientific progress in its research and development programs; the magnitude and scope of these activities; the ability of the Company to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing; progress with preclinical and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; or the potential for new technologies and products. The Company intends to seek such additional funding through strategic collaborations, public or private equity financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If sufficient capital is not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, each of which could have a material adverse effect on the Company. Based on current projections, the Company estimates that its existing capital resources including the proceeds from the private placement completed in March 1998 and payments under the Pharmacia & Upjohn and Kyowa Hakko Agreements, interest income, grant funding and equipment financing will be sufficient to fund its current and planned operations through 1999. There can be no assurance that the assumptions underlying such estimates are correct or that such funds will be sufficient to meet the capital needs of the Company during such period.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

   Geron has incurred net operating losses in every year of operation since its inception in 1990. Losses have resulted principally from costs incurred in connection with the Company's research and development activities and from general and administrative costs associated with the Company's operations. The Company expects to incur additional operating losses over the next several years as the Company's research and development efforts and preclinical testing are expanded. Substantially all of the Company's revenues to date have been research support payments under the collaborative agreements with Kyowa Hakko and Pharmacia & Upjohn. Research support payments under the Kyowa Hakko Agreement expire in April 1998. Research payments under the Pharmacia & Upjohn Agreement expire in January 2000. The Company is unable to estimate at this time the level of revenue to be received from the sale of diagnostic products, but does not expect to receive significant revenues from the sale of research-use-only kits. The Company's ability to achieve profitability is dependent on its ability, alone or with others, to select therapeutic compounds for development, obtain the required regulatory approvals and manufacture and market resulting products. There can be no assurance when or if the Company will receive material revenues from product sales or achieve profitability. Failure to generate significant additional revenues and achieve profitability could impair the Company's ability to sustain operations.

SUBSTANTIAL COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE

   The pharmaceutical and biopharmaceutical industries are intensely competitive. The Company believes that certain pharmaceutical and biopharmaceutical companies as well as certain research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres, telomerase and stem cell technologies. In addition, other products and therapies that could compete directly with the products that the Company is seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies, and by academic and other research organizations. Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitive with the Company. The pharmaceutical companies developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs. There is also competition for access to libraries of compounds to use for screening. Any inability of the Company to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company. In addition to the above factors, Geron will face competition with respect to product efficacy and safety, the timing and scope of regulatory consents, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company or that such products will not render the Company's products obsolete.

DEPENDENCE ON KEY PERSONNEL

   The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development or business objectives. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified scientific and management personnel, consultants and advisors is critical to the Company's success. The Company faces competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms and the failure to do so would have a material adverse effect on the Company.

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF PRIMORIDAL STEM CELL THERAPIES

   The Company's Primordial Stem Cell program may involve the use of PS cells that would be derived from human embryonic tissue, and therefore may raise certain ethical, legal and social issues regarding the appropriate utilization of this tissue. The use of embryonic tissue in scientific research is an issue of national interest. Many research institutions, including certain of the Company's scientific collaborators, have adopted policies regarding the ethical use of these types of human tissue. These policies may have the effect of limiting the scope of research conducted in this area, resulting in reduced scientific progress. The Company has established an Ethics Advisory Board comprised of independent and recognized medical ethicists to provide advice to the Company. In addition, the United States government and its agencies currently do not fund research which involves the use of such tissue and may in the future regulate or otherwise restrict its use. The inability of the Company to conduct research on these cells due to such factors as government regulation or otherwise could have a material adverse effect on the program. In the event the Company's research related to PS cell therapies becomes the subject of adverse commentary or publicity, the Company's name and goodwill could be adversely affected.

GOVERNMENT REGULATION

   The preclinical testing and clinical trials of any products developed by the Company or its collaborative partners and the manufacturing, labeling, sale, distribution, marketing, advertising and promotion of any new products resulting therefrom are subject to regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries in which products developed by the Company or its collaborative partners may be tested and marketed (each of such federal, state, local and other authorities and agencies is referred to herein as a "Regulatory Agency"). Any product developed by the Company or its collaborative partners must receive all relevant Regulatory Agency approvals or clearances, if any, before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical testing and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent Regulatory Agency approval or clearance. In addition, delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of product development and/ or the period of review of any application for Regulatory Agency approval or clearance for a product. Delays in obtaining Regulatory Agency approvals or clearances could adversely affect the marketing of any products developed by the Company or its collaborative partners, impose costly procedures upon the Company's and its collaborative partners' activities, diminish any competitive advantages that the Company or its collaborative partners may attain and adversely affect the Company's ability to receive royalties and generate revenues and profits. There can be no assurance that, even after such time and expenditures, any required Regulatory Agency approvals or clearances will be obtained for any products developed by or in collaboration with the Company. Moreover, if Regulatory Agency approval or clearance for a new product is obtained, such approval or clearance may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In general, failure to comply with FDA requirements can result in severe civil and criminal penalties, including but not limited to recall or seizure of product, injunction against manufacture, distribution, sales and marketing and criminal prosecution.

NO ASSURANCE OF MARKET ACCEPTANCE; UNCERTAINTY OF PHARMACEUTICAL PRICING; IMPACT OF HEALTH CARE REFORM MEASURES

   There can be no assurance that any products successfully developed by the Company or its collaborative partners, if approved for marketing, will achieve market acceptance. The products which the Company is attempting to develop will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by the Company will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that may be developed by the Company or its collaborative partners.

   In both domestic and foreign markets, sales of the Company's products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of the Company's potential products are approved for marketing. Cost control initiatives could decrease the price that the Company receives for any product it may develop in the future and have a material adverse effect on the Company. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. There can be no assurance that the Company's potential products will be considered cost effective or that adequate third-party reimbursement will be available to enable Geron to maintain price levels sufficient to realize an appropriate return on its investment in product development. In any such event, the Company may be materially adversely affected.

REGULATIONS RELATING TO THE ENVIRONMENT AND HAZARDOUS MATERIALS

   The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, the Company is subject to numerous environmental and safety laws and regulations. There can be no assurance that the Company will not be required to incur significant costs to comply with current or future environmental laws and regulations or that the Company will not be adversely affected by the cost of compliance with such laws and regulations. Although the Company believes that its safety procedures for using, handling, storing and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company's use of these materials could be curtailed by state or federal authorities, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company.

POTENTIAL PRODUCT LIABILITY CLAIMS; ABSENCE OF INSURANCE

   Although the Company believes it does not currently have any exposure to product liability claims, the Company's future business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. The Company currently has no clinical trial liability insurance and there can be no assurance that it will be able to obtain and maintain such insurance for any of its clinical trials. In addition, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

CONTROL BY MANAGEMENT AND CURRENT STOCKHOLDERS

   Executive officers and directors of the Company, together with entities affiliated with them, own or control approximately 10% of the outstanding shares of Common Stock and may be able to influence significantly the election of the Company's Board of Directors and other corporate actions requiring stockholder approval, as well as significantly influence the direction and policies of the Company.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock. The Company had outstanding approximately 11,142,670 shares of Common Stock and 15,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") as of March 30, 1998. As of April 24, 1998, 3,071,018 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding options and warrants and an additional 1,993,355 shares of Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock. Pharmacia & UpJohn S.p.A. has agreed not to sell the 696,787 shares (including the 255,102 shares purchased in March 1998) held by it until April 2000, after which time such shares will be freely transferable in accordance with Regulation S promulgated under the Securities Act of 1933, as amended ("the Securities Act"). Except for the shares of Common Stock issued to Pharmacia & UpJohn S.p.A., all of the Company's outstanding shares of Common Stock are freely tradeable without restriction under the Securities Act unless held by affiliates of the Company. In addition, certain holders of Common Stock and securities convertible into or exercisable for shares of Common Stock have certain registration rights under a registration rights agreement among such holders and the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

   There has been a history of significant volatility in the market price for shares of biopharmaceutical companies, and it is likely that the market price of the Common Stock will be similarly volatile. Prices for the Common Stock may be influenced by many factors, including the depth of the market for the Common Stock, investor perception of the Company, fluctuations in the Company's operating results and market conditions relating to the biopharmaceutical and pharmaceutical industries. In addition, the market price of the Common Stock may be influenced by announcements of technological innovations, new commercial products or clinical progress or the lack thereof by the Company, its collaborative partners or its competitors. In addition, announcements concerning regulatory developments, developments with respect to proprietary rights and the Company's collaborations as well as other factors could also have a significant impact on the Company's business and the market price of the Common Stock.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; CERTAIN ANTI-TAKEOVER PROVISIONS

   The Company's Board of Directors has the authority to issue up to 3,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by the Company's stockholders. In March 1998, the Board of Directors designated 15,000 shares as Series A Convertible Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, certain provisions of the Company's charter documents, including the inability of stockholders to take actions by written consent and the staggered election of the Company's Board of Directors, and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company.

IMPACT OF YEAR 2000

   Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send checks, or engage in similar normal business activities.

        The Company has started an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost is estimated at approximately $200,000 which includes $100,000 of new software that will be capitalized and $100,000 that will be expensed as incurred. As of December 31, 1997, the Company has not incurred any expenses for the Year 2000 project.

POSSIBLE DILUTION FROM CONVERSION OF SERIES A PREFERRED STOCK

        The number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock is not fixed and may result in substantial dilution to current stockholders. The sales of the underlying shares of Common Stock could adversely affect the market price of the Common Stock. As of April 24, 1998, 15,000 shares of the Company's Series A Convertible Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series A Preferred Stock (as such value is increased by a premium based on the number of days the Series A Preferred Stock is held) by the then current Conversion Price

(which is determined by reference to the then current market price). If converted on April 22, 1998, the Series A Preferred Stock would have been convertible into approximately 1,328,904 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series A Preferred Stock may be converted are being registered pursuant to this Registration Statement. In the event the Company is not able to register the underlying Common Stock or the holders of the Preferred Stock are otherwise unable to sell the underlying Common Stock, the Company could be subject to various penalties, including the right of the holders of the Preferred Stock to cause redemption of the Preferred Stock at a premium.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders as of April 22, 1998, as follows: (i) the name and position or other relationship (if any) with the Company within the past three years of each Selling Stockholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Stockholder prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock being offered hereby.


                                                                               SHARES BENEFICIALLY OWNED
                                                                                    OWNED AFTER THE
                                      SHARES BENEFICIALLY           SHARES             OFFERING(2)
SELLING  STOCKHOLDERS            OWNED PRIOR TO THE OFFERING(1)    OFFERED(2)      SHARES     PERCENT
---------------------            -----------------------------    -----------      ------     -------
RGC International Investors,               1,594,684               1,594,684         0          0
  LDC
CCG Investment Fund Ltd.(3)                   15,947                  15,947         0          0
CCG Capital Ltd.(3)                           15,947                  15,947         0          0
Fisher Capital Ltd.(3)                       238,405                 238,405         0          0
Wingate Capital Ltd.(3)                      128,372                 128,372         0          0


Total                                      1,993,355               1,993,355         0          0

------------

(1) The number of shares Common Stock listed under this column as beneficially owned by each Selling Stockholder has been estimated at 150% of the number of shares of Common Stock issuable upon exercise of the Series A Preferred Stock based upon a conversion price of $11.28, which conversion price was calculated as described below, and is each Selling Stockholder's pro-rata allocation of the number of shares of Common Stock the Company has agreed to initially register. Pursuant to the terms of the Series A Preferred Stock, if the Series A Preferred Stock had been actually converted on April 22, 1998, the conversion price would have been $11.28 (105% of the average of the lowest five (5) consecutive closing bid prices of the Common Stock for the twenty (20) trading days immediately preceding such date) at which price the Series A Preferred Stock would have been converted into approximately 1,328,904 shares of Common Stock. In addition, pursuant to the terms of the Series A Preferred Stock, the shares of Series A Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for each Selling Stockholder may (i) exceed the number of shares of Common Stock that each Selling Stockholder could own beneficially at any given time through their ownership of the Series A Preferred Stock and (ii) does not reflect actual beneficial ownership of the shares of Common Stock prior to the offering. As a result, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder. The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(3) Citadel Limited Partnership is the trading manager of CCG Investment Fund Ltd., CCG Capital Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the Shares held by the other Citadel Entities.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On March 27, 1998, the Company completed the private placement (the "Private Placement") of 15,000 shares of Series A Preferred Stock. The Series A Preferred Stock has a stated value of $1,000 per share, resulting in proceeds to the Company of approximately $15 million. The Company relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Act"), which, among other things, provides an exemption from the registration requirements of the Act for sales to accredited investors (as defined by Rule 501(a) of Regulation D under the Act). Each share of Series A Preferred Stock is convertible into Common Stock in accordance with the terms of the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock. Under the terms of the Private Placement, the Company agreed to file a Registration Statement on Form S-3 following the closing of the transaction to cover the shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock. See "Description of Capital Stock - Series A Convertible Preferred Stock."


                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 per share, and 3,000,000 shares of Preferred Stock, $0.001 par value per share of the authorized Preferred Stock, 15,000 shares of which have been designated Series A Convertible Preferred Stock. As of April 1, 1998, there were 11,144,086 shares of Common Stock outstanding held of record by approximately 570 record holders of the Company Common Stock and 15,000 shares of Series A Preferred Stock held of record by five record holders.

COMMON STOCK

        The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

        The Board of Directors has the authority to issue up to 3,000,000 shares of undesignated Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

        The Board has classified 15,000 shares of the undesignated Preferred Stock as Series A Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Designations filed pursuant thereto. Of the 15,000 shares of Series A Preferred Stock authorized by the Board, all 15,000 shares are currently issued and outstanding. The stated value per share of the Series A Preferred Stock is $1,000.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Series A Preferred Stock will rank (i) with the consent of the holders of the Series A Preferred Stock obtained in accordance with the Certificate of Designation, junior to any other series of capital stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred Stock, whether now existing or hereafter created (the "Senior Securities"), (ii) with the consent of the holders of the Series A Preferred Stock obtained in accordance with the Certificate of Designation (unless the average closing bid price of the Common Stock for the ten trading days prior to the date the Board of Directors authorizes the issuance of such class or series of stock is above $12.50), on a parity with any other series of capital stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank on a parity with the Series A Preferred Stock, whether now existing or hereafter created (the "Parity Securities"), and (iii) prior to any other class or series of capital stock of the Company, including, without limitation, all classes of Common Stock, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Company to which the Series A Preferred Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

        Dividends. Holders of the Series A Preferred Stock are not entitled to receive dividends. So long as the Series A Preferred Stock is outstanding, however, no dividends may be declared or paid on, nor shall any distribution be made on, any Junior Securities, the Company may not redeem or repurchase any Junior Securities, nor may any moneys be paid to or made available for a sinking fund for the benefit of any Junior Securities, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

        Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, shall be commenced with respect to the Company (a "Liquidation"), the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Series A Preferred Stock), the stated value per share ($1,000) plus an amount equal to 6% per annum for the period beginning March 27, 1998 and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Series A Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer holds a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50% of the Series A Preferred Stock, be deemed to be a Liquidation of the Company pursuant to which the Company shall be required to distribute to the holders of Series A Preferred Stock 115% of the Preferred Stock Liquidation Distribution.

        Voting Rights. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), the holders of the Series A Preferred Stock have no voting power whatsoever. The Series A Preferred Stock terms include what are customarily called protective provisions. Under these provisions, a vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock is required before the Company can: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Preferred Stock so as to adversely affect the Series A Preferred Stock; (ii) create any new class or series of stock having any preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (iii) create any new class or series of stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, unless the average closing bid and price for Common Stock for the ten trading days prior to the date the Board of Directors authorizes the issuance of such class or series is above $12.50; (iv) increase the number of shares of Series A Preferred Stock or (v) do any act or thing which would result in taxation to the holders of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

        Conversion. Each share of Series A Preferred Stock is convertible into the number of shares of the Company's Common Stock, equal to (i) the stated value ($1,000) plus a premium of 6% per annum of the stated value from the date of issuance of the Series A Preferred Stock (the "Issue Date"), divided by (ii) the Conversion Price. The Conversion Price is equal to the lesser of (i) 95% of the average closing bid prices of the Common Stock for any five consecutive trading days during the twenty consecutive trading day period ending on the day prior to the date of conversion (the "Market Price") and (ii) $16.88. However, for conversions taking place prior to December 27, 1998, if any, the Conversion Price is equal to the lesser of (i) (a) 100% of the Market Price, if the Market Price is greater than $12.50 or (b) 105% of the Market Price, if the Market Price is less than $12.50 and (ii) $16.88.

        Subject to certain limited exceptions, the holders of the Series A Preferred Stock are subject to limits on the number of shares they can convert at any one time. Unless the price at which the Common Stock trades on the Nasdaq National Market ("Nasdaq") on the date of conversion is greater than or equal to either (1) 120% of the Market Price or (ii) $15.00, the following limits apply:
Prior to 270 days from the Issue Date, the Series A Preferred Stock may not be converted; beginning 271 days from the Issue Date, each holder of the Series A Preferred Stock may only convert up to 33.3% of its initial holding of the Series A Preferred Stock; beginning 301 days from the Issue Date, each holder of the Series A Preferred Stock may only convert up to 66.6% of its initial holding of the Series A Preferred Stock and beginning 331 days from the Issue Date, all of the Series A Preferred Stock may be converted. The Series A Preferred Stock is subject to redemption at the Company's option if the market price of the Common Stock exceeds $30.38 or falls below $7.13, or on or after the consummation of a merger or other business combination in which the Company is not the survivor. The Company has agreed to register the underlying Common Stock for resale.

        The issuance of the Series A Preferred Stock is subject to Nasdaq's MarketPlace Rule 4460(i) and the holders of the Series A Preferred Stock have agreed that the Company will not issue more than 19.99% of the Common Stock upon conversion of the Series A Preferred Stock in the absence of (i) the approval of such issuance by the Company's stockholders, (ii) a waiver by Nasdaq of the provisions of Rule 4460(i), or (iii) the provisions of Rule 4460(i) no longer being applicable to the Company.

REGISTRATION RIGHTS OF CERTAIN OTHER HOLDERS

        Excluding the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, certain other holders of the Company's Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of agreements between the Company and the holders of Registrable Securities. If at any time, the Company registers any of its Common Stock, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. In addition, such holders may require the Company to use its best efforts to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, subject to certain limitations.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

        The Company is subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, upon completion of the Offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. The Company's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation, or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including nonvested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

        The Company's Bylaws provide for a classified Board of Directors divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms. The classification of the Board of Directors may make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

                              PLAN OF DISTRIBUTION

        The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

        The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or, any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

        The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

        The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payment the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

        In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                          TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation of Glendale, California.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                     EXPERTS

        The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


                       SEC registration fee               $ 6,504
                       Legal fees and expenses             15,000
                       Accounting fees and expenses         3,000
                       Miscellaneous expenses               5,496
                                                          -------
                       Total                              $30,000
                                                          =======


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

        In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16. EXHIBITS.

        Exhibits.
        ---------

        3.3*   Certificate of Designations, Preferences, and Rights of Series A
               Preferred Stock

        5.1    Opinion of Venture Law Group, A Professional Corporation

        10.38* Securities Purchase Agreement dated as of March 27, 1998 between
               Registrant and Certain Investors

        10.39* Registration Rights Agreement dated as of March 27, 1998 between
               Registrant and Certain Investors.

        23.1   Consent of Independent Auditors

        23.2   Consent of Counsel (included in Exhibit 5.1)

        24.1   Power of Attorney (see page II-5)



----------
        * Incorporated by reference to identically numbered exhibit filed with Registrant's current report on Form 8-K, as filed on April 2, 1998.

Item 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

           (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Geron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on April 24, 1998.


                             GERON CORPORATION

                             By:   /s/ DAVID L. GREENWOOD
                                   -------------------------
                                    David L. Greenwood
                                    Chief Financial Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald W. Eastman and David L. Greenwood, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                         Title                    Date
           ---------                         -----                    ----


/s/  RONALD W. EASTMAN           President, Chief Executive      April 24, 1998
-----------------------------    Officer and Director
Ronald W. Eastman


/s/  DAVID L. GREENWOOD          Vice President of Corporate     April 24, 1998
-----------------------------    Development and Chief
David L. Greenwood               Financial Officer (Principal
                                 Financial and Accounting
                                 Officer)


/s/  ALEXANDER E. BARKAS         Director                        April 24, 1998
-----------------------------
Alexander E. Barkas


/s/  CHARLES M. HARTMAN          Director                        April 24, 1998
-----------------------------
Charles M. Hartman


/s/  THOMAS D. KILEY             Director                        April 24, 1998
-----------------------------
Thomas D. Kiley


/s/  ROBERT B. STEIN             Director                        April 24, 1998
-----------------------------
Robert B. Stein


/s/  JOHN P. WALKER              Director                        April 24, 1998
-----------------------------
John P. Walker

                                INDEX TO EXHIBITS

   Exhibit Number            Description
   --------------            -----------

        3.3*                 Certificate of Designations, Preferences, and
                             Rights of Series A Preferred Stock

        5.1                  Opinion of Venture Law Group, A Professional
                             Corporation

        10.38*               Securities Purchase Agreement dated as of March 27,
                             1998 between Registrant and Certain Investors

        10.39*               Registration Rights Agreement dated as of March 27,
                             1998 between Registrant and Certain Investors.

        23.1                 Consent of Independent Auditors

        23.2                 Consent of Counsel (included in Exhibit 5.1)

        24.1                 Power of Attorney (see page II-5)


----------

        * Incorporated by reference to identically numbered exhibit filed with Registrant's current report on Form 8-K, as filed on April 2, 1998.